Exhibit 10.2
RESTRICTED STOCK AGREEMENT
IOWA TELECOMMUNICATIONS SERVICES, INC.
2005 STOCK INCENTIVE PLAN
     THIS AGREEMENT, made effective as of this 24th day of September, 2009, by and between Iowa Telecommunications Services, Inc., an Iowa corporation (the “Company”), and Alan L. Wells (“Participant”).
W I T N E S S E T H:
     WHEREAS, Participant on the date hereof is an employee, officer, consultant, advisor or director providing services to the Company or an Affiliate (as defined in the Plan) of the Company; and
     WHEREAS, the Company wishes to grant a restricted stock award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”); and
     WHEREAS, the Administrator of the Plan has authorized the grant of a restricted stock award to Participant;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Grant of Restricted Stock Award. The Company hereby grants to Participant on the date set forth above a restricted stock award (the “Award”) for One Hundred Thousand (100,000) shares of Common Stock on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 4(c) of the Plan. The Company shall cause to be issued one or more stock certificates representing such shares of Common Stock in Participant’s name, and shall hold each such certificate until such time as the risk of forfeiture and other transfer restrictions set forth in this Agreement have lapsed with respect to the shares represented by the certificate. The Company may also place a legend on such certificates describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such certificates if the shares of Common Stock are forfeited as provided in Section 2 below. Until such risks of forfeiture have lapsed or the shares subject to this Award have been forfeited pursuant to Section 2 below, Participant shall be entitled to vote the shares represented by such stock certificates and shall receive all dividends attributable to such shares, but Participant shall not have any other rights as a shareholder with respect to such shares.

     2. Vesting of Restricted Stock.
          (a) The shares of Stock subject to this Award shall remain forfeitable until the risks of forfeiture lapse according to the following vesting schedule (rounded to the nearest whole share):

Cumulative Percentage
Vesting Date	of Shares Vested
September 24, 2010	33-1/3%
September 24, 2011	66-2/3%
September 24, 2012	100%
Except as expressly provided in subsection (b) below, if Participant’s employment or other relationship with the Company or any Affiliate ceases at any time prior to a Vesting Date for any reason, including Participant’s voluntary resignation or retirement or termination by the Company or such Affiliate with or without cause, Participant shall immediately forfeit all shares of Stock subject to this Award which have not yet vested and for which the risks of forfeiture have not lapsed.
     (b) Notwithstanding subsection (a) above, if Participant’s employment or other relationship with the Company or any Affiliate ceases or is terminated under any of the following circumstances:
•	by the Company without “Cause” in connection with a “Change of Control” of the Company; or

•	by Participant for “Good Reason” in connection with a “Change of Control” of the Company;
then, upon such cessation or termination of Participant’s employment or other relationship with the Company or such Affiliate, the risk of forfeiture shall lapse with respect to all shares of Stock subject to this Award and all such shares shall become vested. Notwithstanding the foregoing, if prior to the forfeiture of any unvested shares of Stock subject to this Award, another Company executive receives a restricted stock grant under the Plan that provides for the lapse of the risk of forfeiture with respect thereto upon such executive’s death or disability, then the risk of forfeiture with respect to the shares of Stock subject to this Award shall lapse (and such shares shall vest) upon the occurrence of the same such event(s) (i.e. death or disability) with respect to Participant.
     For purposes of this Section 2, the terms “Cause”, “Good Reason”, “Change of Control” and “in connection with a Change of Control” shall mean as set forth in Participant’s Employment Agreement dated September 24, 2009 between Participant and the Company.

     3. Miscellaneous.
          (a) Employment-at-Will. This Agreement shall not confer on Participant any right with respect to continuance of employment by or other relationship with the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company or any of its Affiliates to terminate such employment or other relationship. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any of its Affiliates.
          (b) Securities Law Compliance. Participant shall not transfer or otherwise dispose of the shares of Stock received pursuant to this Agreement until such time as counsel to the Company shall have determined that such transfer or other disposition will not violate any state or federal securities laws. Participant may be required by the Company, as a condition of the effectiveness of this restricted stock award, to agree in writing that all Stock subject to this Agreement shall be held, until such time that such Stock is registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.
          (c) Mergers, Recapitalizations, Stock Splits, Etc. Pursuant and subject to Section 4 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any shares of Common Stock for which the risks of forfeiture have not lapsed (i.e., Participant shall have such “anti-dilution” rights under the Award with respect to such events, but shall not have “preemptive” rights). For example, if the Company is involved in a merger in which the outstanding Common Stock is converted into the right to receive cash, stock of another company or other consideration, then the shares of Common Stock for which the risks of forfeiture have not lapsed at the time of such merger shall be converted into the right to receive such cash , stock or other merger consideration, but such cash, stock or other merger consideration shall remain subject to the risks of forfeiture pursuant to Section 2(a), subject to potential acceleration of the vesting thereof pursuant to Section 2(b).
          (d) Withholding Taxes. In order to permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.
          (e) 2005 Stock Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Agreement and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides. Participant acknowledges and agrees that the Plan and this Agreement may be amended as reasonably necessary to comply with, or avoid adverse consequences to the Company and/or Participant under, future tax laws and regulations.
          (f) Stock Legend. In addition to the legend described in Section 2, the Company may require that the certificates for any shares of Common Stock issued to Participant hereunder shall bear an appropriate legend to reflect the restrictions set forth in this Agreement.
          (g) Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company, its Subsidiaries and its successors and assigns and Participant and any successor or successors of Participant permitted by this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.
By:	Donald G. Henry
	Its:	Vice President and General Counsel

Alan L. Wells
Alan L. Wells

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